Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-132420) and related joint proxy statement/prospectus of Seagate Technology and to the incorporation by reference therein of our reports dated August 1, 2005, with respect to the consolidated financial statements of Seagate Technology, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, incorporated by reference in the Annual Report (Form 10-K) of Seagate Technology for the year ended July 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 12, 2006